Press Release
Exhibit 99.1

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP
REPORTS RECORD FOURTH QUARTER AND FULL YEAR PROFIT

 Non-GAAP EPS Triples in the Fourth Quarter
2012 Outlook Initiated

Tulsa, Oklahoma, February 21, 2012:  Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today reported results for the fourth quarter and year ended December 31, 2011.  Net income for the 2011 fourth quarter was $33.9 million, or $1.08 per diluted share, compared to net income of $12.5 million, or $0.41 per diluted share, in the fourth quarter of 2010. Net income for the fourth quarter of 2011 was negatively impacted by $0.01 per diluted share related to changes in fair value of derivatives, compared to a favorable impact on net income of $0.14 per diluted share related to changes in fair value of derivatives in the fourth quarter of 2010.

Non-GAAP net income for the 2011 fourth quarter was $34.1 million, or $1.09 per diluted share, compared to non-GAAP net income of $8.3 million, or $0.27 per diluted share, for the 2010 fourth quarter. Non-GAAP net income excludes the (increase) decrease in fair value of derivatives and non-cash charges related to impairments of long-lived assets, net of related tax impact.

The Company reported Corporate Adjusted EBITDA for the fourth quarter of 2011 of $63.5 million, an increase of 110 percent compared to $30.2 million reported for the fourth quarter of 2010.  The Company noted that Corporate Adjusted EBITDA in the fourth quarter of 2010 was negatively impacted by $2.1 million of merger-related expenses, while no such expenses were incurred in the fourth quarter of 2011.

“We are pleased to announce that for the second consecutive year, the Company is reporting record earnings,” said Scott L. Thompson, Chairman, President and Chief Executive Officer.  “During 2011, we benefitted from a robust used vehicle market, a recovering travel market with increasing demand for value-oriented product offerings, and our ongoing focus on expense control and productivity initiatives.”

For the quarter ended December 31, 2011, the Company’s total revenue was $353.7 million, as compared to $349.1 million for the comparable 2010 period.  Vehicle rental revenues for the quarter were up 1.0 percent, driven primarily by a 5.2 percent increase in rental days that was partially offset by a 4.0 percent decrease in revenue per day.   Vehicle utilization for the fourth quarter of 2011 was 81.1 percent, up from 79.7 percent during last year’s fourth quarter. The average fleet for the quarter was up 3.4 percent.

Per vehicle depreciation cost totaled $218 per month in the fourth quarter of 2011 compared to $308 per vehicle per month in the fourth quarter of 2010.  The Company’s base depreciation rates continue to benefit from the overall strength of the used vehicle market and the resulting favorable impact on residual values.  The Company also noted that gains on sales of risk vehicles, a component of vehicle depreciation, totaled $3.8 million in the fourth quarter of 2011, up from a loss of $0.1 million in the fourth quarter of 2010.

Direct vehicle and operating expenses and selling, general and administrative expenses declined to 60.2 percent of revenues for the fourth quarter of 2011, compared to 61.5 percent of revenues in the fourth quarter of 2010.  The decrease in expenses was primarily the result of favorable vehicle-related insurance costs, personnel productivity initiatives and a decline in merger-related expenses compared to the prior year.  Interest expense declined to $18.6 million in the fourth quarter of 2011, a decline of $5.3 million from prior year levels.

Full Year Results

For the year ended December 31, 2011, net income was $159.6 million, or $5.11 per diluted share, compared to $131.2 million, or $4.34 per diluted share, for the year ended December 31, 2010.  Net income in 2011 and 2010 included net favorable impacts of $0.06 per diluted share and $0.54 per diluted share, respectively, related to favorable changes in fair value of derivatives and long-lived asset impairments.

The Company noted that net income for the full year of 2011 was negatively impacted by $2.7 million of after-tax merger-related expenses, or $0.09 per diluted share, compared to $13.2 million, or $0.44 per diluted share, for the full year of 2010.  The Company also noted that rental revenue increased approximately one percent on a year-over-year basis, driven by a 3.8 percent increase in rental days, partially offset by a 2.9 percent decrease in revenue per day.

Non-GAAP net income for the year ended December 31, 2011 was $157.7 million, or $5.05 per diluted share, compared to non-GAAP net income of $115.0 million, or $3.80 per diluted share, for the same period in 2010. Non-GAAP net income excludes the (increase) decrease in fair value of derivatives and non-cash charges related to the impairment of long-lived assets, net of related tax impact.  Excluding the impact of merger-related expenses mentioned above, non-GAAP net income for the full year of 2011 would have been $160.4 million, or $5.13 per diluted share, compared to $128.2 million, or $4.24 per diluted share, in the prior year period.

Corporate Adjusted EBITDA for the year ended December 31, 2011, excluding merger-related expenses, was $303.2 million, an increase of approximately $45 million from the $258.3 million reported for the full year of 2010.

Liquidity and Capital Resources

During 2011, the Company repaid all of its outstanding corporate debt totaling $143 million and fully funded its previously announced $100 million forward stock repurchase agreement.  The Company ended the year with no corporate leverage and unrestricted cash of $509 million.  Additionally, as of December 31, 2011, the Company had $353 million in restricted cash and investments primarily available for the purchase of vehicles and/or repayment of vehicle financing obligations.

The Company further strengthened its liquidity in 2011 by adding or renewing fleet financing capacity totaling $1.5 billion.  As a result of these actions, the Company noted that it has effectively pre-funded its upcoming fleet debt maturities for 2012, and has significantly extended its fleet financing maturity profile into 2013 and beyond.

On February 16, 2012, the Company successfully completed a new five-year $450 million senior secured credit facility that increased the Company’s available revolving credit capacity by approximately $220 million, and extended the maturity date of the senior secured credit facility to 2017 from 2013.   In addition to the incremental financing capacity available for general corporate purposes, the new facility provides the Company with greatly improved flexibility to manage growth initiatives and capital structure initiatives.  The new facility contains various financial and other covenants, including, among others, limitations on liens, investments, restricted payments (such as share repurchases and dividend payments), and the incurrence of debt, as well as requirements to maintain a minimum corporate interest coverage ratio, minimum Corporate Adjusted EBITDA and a maximum corporate leverage ratio.

The Company’s tangible net worth at December 31, 2011 was $586 million, after considering the impact of the $100 million share repurchase agreement executed and fully funded in the fourth quarter.

Share Repurchase Program

During February 2012, the Company completed its previously announced $100 million forward stock repurchase agreement, repurchasing 1,451,193 shares of Company stock, or approximately 5 percent of the Company’s outstanding shares, at an average price of approximately $68.91.  After giving effect to the share repurchase, the Company noted it now has approximately 28.1 million common shares outstanding.

The Company’s previously authorized share repurchase program provides the Company with the ability to repurchase up to an additional $300 million of shares in future periods.  The share repurchase program is discretionary and has no expiration date.  The timing and amount of future share repurchases will be based on market conditions, limitations in the senior secured credit facility and other factors.  The Company may repurchase shares under forward stock repurchase agreements, accelerated share repurchase programs, directly in the open market, in privately negotiated transactions, pursuant to derivative instruments or plans complying with SEC Rule 10b5-1 or other types of transactions and arrangements.  The Company currently expects to repurchase shares in 2012; however, the share repurchase program may be increased, suspended or discontinued at any time.

2012 Outlook

The Company is providing the following guidance for 2012 with respect to key drivers of its business model:

•	Vehicle rental revenues are projected to be up 3 – 5 percent compared to 2011.

•	Vehicle depreciation costs for the full year of 2012 are expected to be within a range of $220 to $240 per vehicle per month.

o	The Company is utilizing a Manheim index of 124 for the full year of 2012 for purposes of estimating residual values and depreciation rates.
o
Gains on sales of risk vehicles in 2012 are expected to moderate significantly on both an aggregate dollar and per unit basis compared to vehicle gains recorded in 2011.  This decrease is the result of continued refinements of residual value assumptions to more closely align with market conditions at the time of sale.

•
Interest expense is expected to decline significantly on a year-over-year basis, primarily as a result of lower overall interest rates on the Company’s fleet financing facilities as compared to the fixed rates on matured and maturing financing facilities, and the repayment of all of the Company’s corporate debt in 2011.  These decreases will be partially offset by higher rates on the newly completed revolver and the expected re-leveraging of our Canadian fleet.

Based on the above expectations and the additional information outlined below, for the full year of 2012, the Company is targeting earnings per share (EPS) to be within a range of $4.60 to $5.20 per diluted share, and Corporate Adjusted EBITDA to be within a range of $275 million to $300 million.

Based on its expectations for a significant variance in earnings on a year-over-year basis, the Company is also providing limited guidance for the first quarter of 2012.  The Company noted that it expects EPS to be within a range of $1.15 to $1.40 per diluted share, and Corporate Adjusted EBITDA to be within a range of $70 million to $80 million in the first quarter of 2012.  EPS and Corporate Adjusted EBITDA in the first quarter of 2011 were $0.53 per diluted share and $36.3 million, respectively. The Company also noted that it expects fleet costs for the first quarter to be within a range of $150 to $170 per unit per month, based on anticipated remarketing activity, and lower overall depreciation rates on its fleet.

“We expect an improving U.S. travel market and a solid used vehicle market in 2012.  Our well established value-oriented rental car offerings are positioned well for a slow growth recovery.  The Company strives for continuous improvement in all aspects of its operations on a daily basis, and we will continue to push for improvements in profitability, productivity and customer service in 2012.  As we have stated before, our primary objective is to maximize return on assets for our shareholders, and we will consider all potential options to achieve that objective,” said Thompson.

Web cast and conference call information

The Dollar Thrifty Automotive Group, Inc. fourth quarter and full year 2011 earnings conference call will be held on Tuesday, February 21st, at 8:00 a.m. (CST). Those interested in listening to the conference call live may access the call via Web cast at the corporate Web site, www.dtag.com, or by dialing 888-603-9215 (domestic) or 203-827-7046 (international) using the pass code “Dollar Thrifty.” An audio replay of the conference call will be available through March 6, 2012, by calling 800-677-0973 (domestic) or 203-369-3652 (international). The replay will also be available via the corporate Web site for one year.

About Dollar Thrifty Automotive Group, Inc.

Through its Dollar Rent A Car and Thrifty Car Rental brands, the Company has been serving value-conscious leisure and business travelers since 1950.  The Company maintains a strong presence in domestic leisure travel in virtually all of the top U.S. and Canadian airport markets, and also derives a significant portion of its revenue from international travelers to the U.S. under contracts with various international tour operators.

Dollar and Thrifty have approximately 280 corporate locations in the United States and Canada, with approximately 5,900 employees located mainly in North America.  In addition to its corporate operations, the Company maintains global service capabilities through an expansive franchise network of approximately 1,300 franchises in 82 countries.  For additional information, visit www.dtag.com or the brand sites at www.dollar.com and www.thrifty.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” about our expectations, plans and performance. These statements use such words as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan” and similar expressions. These statements do not guarantee future performance and Dollar Thrifty Automotive Group, Inc. assumes no obligation to update them.  Risks and uncertainties relating to our business that could materially affect our future results include:

•
constraints on our growth and profitability given the challenges we face in increasing our market share in the key airport and local markets we serve, high barriers to entry in the insurance replacement market, capital and other constraints on expanding company-owned stores internationally and the challenges we would face in further reducing our expenses;

•
the impact of the continuing volatility in the global financial and credit markets, particularly in certain countries in the European Union, and concerns about global economic prospects that could materially adversely affect consumer discretionary spending, including for international inbound travel to the United States and for leisure travel more generally, on which we are substantially dependent;

•
the impact of pending and future U.S. governmental action to address budget deficits through reductions in spending and similar austerity measures, which could materially adversely affect unemployment rates and consumer spending levels;

•
the continuing significant political unrest and other concerns involving certain oil-producing countries, which has contributed to price volatility for petroleum products, and in recent periods higher average gasoline prices, which could affect both broader economic conditions and consumer spending levels;

•	the impact of pricing and other actions by competitors;
•
our ability to manage our fleet mix to match demand and meet our target for vehicle depreciation costs, particularly in light of the significant level of risk vehicles (i.e., those vehicles not acquired through a guaranteed residual value program) in our fleet and our exposure to the used vehicle market;

•
the cost and other terms of acquiring and disposing of automobiles and the impact of conditions in the used vehicle market on our vehicle cost, including the impact on vehicle depreciation costs in 2012 based on pricing volatility in the used vehicle market;

•	our ability to reduce our fleet capacity as and when projected by our plans;
•	the continuing strength of the U.S. automotive industry on which we depend for vehicle supply;
•
airline travel patterns, including disruptions or reductions in air travel resulting from capacity reductions, pricing actions, severe weather conditions, industry consolidation or other events, particularly given our dependence on leisure travel;

•	access to reservation distribution channels, particularly as the role of the Internet and mobile applications increases in the marketing and sale of travel-related services;
•	the effectiveness of actions we take to maintain a low cost structure and to manage liquidity;
•	the impact of repurchases of our common stock pursuant to our share repurchase program;
•	our ability to obtain cost-effective financing as needed without unduly restricting our operational flexibility;
•	our ability to comply with financial covenants, and the impact of those covenants on our operating and financial flexibility;
•
whether our preliminary expectations about our federal income tax position, after giving effect to the impact of the Tax Relief, Unemployment Insurance Reauthorization and Job Creation Act of 2010, are affected by changes in our expected fleet size or operations or further legislative initiatives relating to taxes in the United States or elsewhere;

•
our ability to continue to defer the reversal of prior period tax deferrals and the availability of accelerated depreciation payments in future periods, the lack of either of which could result in material cash federal income tax payments in future periods;

•	the cost of regulatory compliance, costs and other effects of potential future initiatives, including those directed at climate change and its effects, and the costs and outcome of pending litigation;
•	disruptions in the operation or development of information and communication systems that we rely on, including those relating to methods of payment;
•	local market conditions where we and our franchisees do business, including whether franchisees will continue to have access to capital as needed; and
•	the impact of other events that can disrupt consumer travel, such as natural and man-made catastrophes, pandemics, social unrest and actual and perceived threats or acts of terrorism.

Forward-looking statements should be considered in light of information in this press release and other filings we make with the Securities and Exchange Commission.

Contacts:

Financial:
H. Clifford Buster III
Chief Financial Officer
(918) 669-3277

Investor Relations:
Anna Bootenhoff
Investor Relations and Corporate Communications
(918) 669-2236
Anna.Bootenhoff@dtag.com

				Table 1
Dollar Thrifty Automotive Group, Inc.
Consolidated Statements of Income
(In thousands, except share and per share data)
Unaudited

	Three months ended		As % of
	December 31,		Total revenues
	2011	2010	2011	2010
Revenues:
Vehicle rentals	$338,283	$334,994	95.6%	96.0%
Other	15,447	14,065	4.4%	4.0%
Total revenues	353,730	349,059	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	167,669	168,105	47.4%	48.2%
Vehicle depreciation and lease charges, net	66,974	91,140	18.9%	26.1%
Selling, general and administrative	45,402	46,500	12.8%	13.3%
Interest expense, net	18,563	23,911	5.3%	6.9%
Long-lived asset impairment	-	115	0.0%	0.0%
Total costs and expenses	298,608	329,771	84.4%	94.5%

(Increase) decrease in fair value of derivatives	123	(7,356)	0.0%	(2.1%	)

Income before income taxes	54,999	26,644	15.6%	7.6%

Income tax expense	21,098	14,148	6.0%	4.0%

Net income	$33,901	$12,496	9.6%	3.6%

Earnings per share:
Basic	$1.16	$0.44
Diluted	$1.08	$0.41

Weighted average number
of shares outstanding:
Basic	29,239,530	28,699,875
Diluted	31,311,764	30,369,270

				Table 1 (Continued)
Dollar Thrifty Automotive Group, Inc.
Consolidated Statements of Income
(In thousands, except share and per share data)
Unaudited

	Year ended		As % of
	December 31,		Total revenues
	2011	2010	2011		2010
Revenues:
Vehicle rentals	$1,484,324	$1,473,023	95.8%		95.8%
Other	64,604	64,137	4.2%		4.2%
Total revenues	1,548,928	1,537,160	100.0%		100.0%

Costs and Expenses:
Direct vehicle and operating	751,468	745,535	48.5%		48.5%
Vehicle depreciation and lease charges, net	270,957	299,200	17.5%		19.5%
Selling, general and administrative	191,043	209,341	12.3%		13.6%
Interest expense, net	77,462	89,303	5.0%		5.8%
Long-lived asset impairment	-	1,057	0.0%		0.1%
Total costs and expenses	1,290,930	1,344,436	83.3%		87.5%

(Increase) decrease in fair value of derivatives	(3,244)	(28,694)	(0.2%	)	(1.9%	)

Income before income taxes	261,242	221,418	16.9%		14.4%

Income tax expense	101,692	90,202	6.6%		5.9%

Net income	$159,550	$131,216	10.3%		8.5%

Earnings per share: (a)
Basic	$5.51	$4.58
Diluted	$5.11	$4.34

Weighted average number
of shares outstanding:
Basic	28,965,187	28,623,108
Diluted	31,241,241	30,245,281

(a)  The underlying diluted per share information is calculated from the weighted average common and common stock equivalents outstanding during each quarter, which may fluctuate based on quarterly income levels and market prices.  Therefore, the sum of the quarters’ per share information may not equal the total year amounts.

					Table 2

Dollar Thrifty Automotive Group, Inc.
Selected Operating and Financial Data

	Three months ended December 31, 2011		Year ended December 31, 2011
OPERATING DATA:

Vehicle Rental Data:

Average number of vehicles operated	101,175		107,154
% change from prior year	3.4%		4.8%
Number of rental days	7,552,240		31,482,339
% change from prior year	5.2%		3.8%
Vehicle utilization	81.1%		80.5%
Percentage points change from prior year	1.4 p.p.		(0.8) p.p.
Average revenue per day	$44.79		$47.15
% change from prior year	(4.0%	)	(2.9%	)
Monthly average revenue per vehicle	$1,115		$1,154
% change from prior year	(2.3%	)	(3.8%	)

Average depreciable fleet	102,195		108,127
% change from prior year	3.6%		4.8%
Monthly average depreciation (net) per vehicle	$218		$209
% change from prior year	(29.2%	)	(13.6%	)

FINANCIAL DATA: (in millions) (unaudited)

Non-vehicle depreciation and amortization	$7		$27
Non-vehicle interest expense	2		11
Non-vehicle interest income	-		(1)
Non-vehicle capital expenditures	6		17
Cash paid for/(refund of) income taxes	1		(32)

			Table 2 (Continued)

Selected Balance Sheet Data
(In millions)

	December 31,
	2011	2010
	(unaudited)

Cash and cash equivalents (b)	$509	$563
Restricted cash and investments	353	277
Revenue-earning vehicles, net	1,468	1,342

Vehicle debt	1,400	1,249
Non-vehicle debt (corporate debt)	-	148
Stockholders' equity	608	539

Tangible Net Worth Calculation
(In millions)

	December 31,
	2011	2010
	(unaudited)

Stockholders' equity	$608	$539
Less: Software, net	(22)	(24)
Tangible net worth	$586	$515

(b) Under the terms of certain of its financing arrangements, the Company was required to maintain a minimum cash balance of $100 million at all times.  For the 2010 reporting period, such minimum balance is included in cash and cash equivalents herein.  In February 2011, the requirement to maintain such minimum cash balance was eliminated.

				Table 3
Dollar Thrifty Automotive Group, Inc.
Non-GAAP Measures

Non-GAAP pretax income, Non-GAAP net income and Non-GAAP EPS exclude the impact of the (increase) decrease in fair value of derivatives and the impact of long-lived asset impairments, net of related tax impact (as applicable), from the reported GAAP measures and are further adjusted to exclude merger-related expenses. Due to volatility resulting from the mark-to-market treatment of the derivatives and the non-operating nature of the non-cash impairments and merger-related expenses, the Company believes these non-GAAP measures provide an important assessment of year-over-year operating results. See tables below for a reconciliation of non-GAAP to GAAP results.

The following table reconciles reported GAAP pretax income per the income statement to non-GAAP pretax income:

	Three months ended		Year ended
	December 31,		December 31,
	2011	2010	2011	2010
	(in thousands)		(in thousands)

Income before income taxes - as reported	$54,999	$26,644	$261,242	$221,418

(Increase) decrease in fair value of derivatives	123	(7,356)	(3,244)	(28,694)

Long-lived asset impairment	-	115	-	1,057

Pretax income - non-GAAP	$55,122	$19,403	$257,998	$193,781

Merger-related expenses	-	2,146	4,600	22,605

Non-GAAP pretax income, excluding merger-related expenses	$55,122	$21,549	$262,598	$216,386

The following table reconciles reported GAAP net income per the income statement to non-GAAP net income:

	Three months ended		Year ended
	December 31,		December 31,
	2011	2010	2011	2010
	(in thousands)		(in thousands)

Net income - as reported	$33,901	$12,496	$159,550	$131,216

(Increase) decrease in fair value of derivatives, net of tax (c)	163	(4,313)	(1,811)	(16,826)

Long-lived asset impairment, net of tax (d)	-	70	-	645

Net income - non-GAAP	$34,064	$8,253	$157,739	$115,035

Merger-related expenses, net of tax (e)	-	1,251	2,679	13,172

Non-GAAP net income, excluding merger-related expenses	$34,064	$9,504	$160,418	$128,207

				Table 3 (Continued)

The following table reconciles reported GAAP diluted earnings per share ("EPS") to non-GAAP diluted EPS:

	Three months ended		Year ended
	December 31,		December 31,
	2011	2010	2011	2010

EPS, diluted - as reported	$1.08	$0.41	$5.11	$4.34

EPS impact of (increase) decrease in fair value of derivatives, net of tax	0.01	(0.14)	(0.06)	(0.56)

EPS impact of long-lived asset impairment, net of tax	-	-	-	0.02

EPS, diluted - non-GAAP (f)	$1.09	$0.27	$5.05	$3.80

EPS impact of merger-related expenses, net of tax	-	0.04	0.09	0.44

Non-GAAP diluted EPS, excluding merger-related expenses (f)	$1.09	$0.31	$5.13	$4.24

(c)  The tax effect of the (increase) decrease in fair value of derivatives is calculated using the entity-specific, U.S. federal and blended state tax rate applicable to the derivative instruments which amounts are ($40,000) and ($3,043,000) for the three months ended December 31, 2011 and 2010, respectively, and ($1,433,000) and ($11,868,000) for the year ended December 31, 2011 and 2010, respectively.  The three months ended December 31, 2011, includes $91,000 related to a cumulative tax rate adjustment.

(d) The tax effect of the long-lived asset impairment is calculated using the tax-deductible portion of the impairment and applying the entity-specific, U.S. federal and blended state tax rate which amounts are $45,000 and $412,000 for the three months and year ended December 31, 2010, respectively.

(e) Merger-related expenses include legal, litigation, advisory and other fees related to a potential merger transaction. The tax effect of the merger-related expenses is calculated using the entity-specific, U.S. federal and blended state tax rate applicable to the merger-related expenses which amounts are $895,000 for the three months ended December 31, 2010, and $1,921,000 and $9,433,000 for the year ended December 31, 2011 and 2010, respectively.

(f) Since each category of EPS is computed independently for each period, total per share amounts may not equal the sum of the respective categories.

				Table 4
Dollar Thrifty Automotive Group, Inc.
Non-GAAP Measures

Corporate Adjusted EBITDA means earnings, excluding the impact of the (increase) decrease in fair value of derivatives, before non-vehicle interest expense, income taxes, non-vehicle depreciation, amortization, and certain other items as shown below.  The Company believes Corporate Adjusted EBITDA is important as it provides a supplemental measure of the Company's liquidity by adjusting earnings to exclude certain non-cash items, taxes and corporate-level capital structure decisions (i.e. non-vehicle interest), thus, allowing the Company's management, including the chief operating decision maker, as well as investors and analysts, to evaluate the Company's operating cash flows based on the core operations of the Company.  Additionally, the Company believes Corporate Adjusted EBITDA is a relevant measure of operating performance in providing a measure of profitability that focuses on the core operations of the Company while excluding certain items that do not directly reflect ongoing operating performance.  The Company's management, including the chief operating decision maker, uses Corporate Adjusted EBITDA to evaluate the Company's performance and in preparing monthly operating performance reviews and annual operating budgets.  The items excluded from Corporate Adjusted EBITDA, but included in the calculation of the Company's reported net income, are significant components of its consolidated statements of income, and must be considered in performing a comprehensive assessment of overall financial performance. Corporate Adjusted EBITDA Margin provides a measure of the Company's operating profitability.  Corporate Adjusted EBITDA is not defined under GAAP and should not be considered as an alternative measure of the Company's net income, cash flow or liquidity.  Corporate Adjusted EBITDA and Corporate Adjusted EBITDA Margin amounts presented may not be comparable to similar measures disclosed by other companies.

	Three months ended		Year ended
	December 31,		December 31,
	2011	2010	2011	2010
	(in thousands)		(in thousands)
Reconciliation of Net Income to
Corporate Adjusted EBITDA

Net income - as reported	$33,901	$12,496	$159,550	$131,216

(Increase) decrease in fair value of derivatives	123	(7,356)	(3,244)	(28,694)
Non-vehicle interest expense	1,646	2,346	10,699	9,647
Income tax expense	21,098	14,148	101,692	90,202
Non-vehicle depreciation	4,822	5,082	19,381	20,190
Amortization	1,802	1,818	7,505	7,290
Non-cash stock incentives	110	1,531	3,234	4,785
Long-lived asset impairment	-	115	-	1,057
Other	(6)	(3)	(249)	(25)

Corporate Adjusted EBITDA	$63,496	$30,177	$298,568	$235,668

Reconciliation of Corporate Adjusted EBITDA
to Cash Flows From Operating Activities

Corporate Adjusted EBITDA	$63,496	$30,177	$298,568	$235,668

Vehicle depreciation, net of gains/losses from disposal	66,971	91,131	270,927	299,149
Non-vehicle interest expense	(1,646)	(2,346)	(10,699)	(9,647)
Change in assets and liabilities and other	(20,011)	(24,724)	8,498	(63,229)
Net cash provided by operating activities	$108,810	$94,238	$567,294	$461,941

Memo:
Net cash provided by / (used in) investing activites	$(76,093)	$88,441	$(402,501)	$(59,094)
Net cash used in financing activities	$(23,542)	$(138,533)	$(119,298)	$(340,098)

			Table 4 (Continued)

	First Quarter		Full Year
	2012	2011	2012	2011	2010
	(in millions)		(in millions)
Reconciliation of Pretax Income to	(forecasted)	(actual)	(forecasted)	(actual)	(actual)
Corporate Adjusted EBITDA

Pretax income	$60 - $70	$29	$231 - $256	$261	$221

(Increase) decrease in fair value of derivatives (amounts not forecasted for 2012)	-	(3)	-	(3)	(29)
Non-vehicle interest expense	2	2	10	11	10
Non-vehicle depreciation	4	5	19	19	20
Amortization	2	2	7	7	7
Non-cash stock incentives	2	1	8	3	5
Long-lived asset impairment	-	-	-	-	1
Merger-related expenses (g)	-	-	-	5	23

Corporate Adjusted EBITDA, excluding merger-related expenses	$70 - $80	$36	$275 - $300	$303	$258

Corporate Adjusted EBITDA Margin
(In thousands, except percent)

	Three months ended		Year ended
	December 31,		December 31,
	2011	2010	2011	2010

Corporate Adjusted EBITDA	$63,496	$30,177	$298,568	$235,668
Total Revenues	353,730	349,059	1,548,928	1,537,160
Corporate Adjusted EBITDA Margin	18.0%	8.6%	19.3%	15.3%

(g) Merger-related expenses include legal, litigation, advisory and other fees related to a potential merger transaction.